Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
HSBC USA Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-136826, 333-136826-01, 333-136826-02) on Form S-3 of Turquoise Card Backed Securities plc of our report dated March 3, 2006, with respect to the consolidated balance sheets of HSBC USA Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and the consolidated balance sheets of HSBC Bank USA, National Association and subsidiaries as of December 31, 2005 and 2004, which report appears in the 2005 HSBC USA Inc. Annual Report on Form 10-K, and to the reference to our firm under the heading ‘‘Experts’’ in the prospectus.

/s/ KPMG LLP

New York, New York
November 10, 2006